Exhibit 5.2

21 December 2004

Foster Wheeler Ltd.

Foster Wheeler LLC

The addressees set out on Schedule A hereto

All c/o Perryville Corporate Park

Clinton, New Jersey 08809-4000

U.S.A.

Dear Sirs

Foster Wheeler Ltd. (the “Company”)

Foster Wheeler Holdings Ltd. (“FW Holdings”)

Continental Finance Company Ltd. (“Continental”)

We have acted as special legal counsel in Bermuda to the Company, FW Holdings and Continental in connection with registration statement on form S-3 (no. 333-120076) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 29 October 2004, as amended (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of: (i) 18,381,413 common shares, par value US$0.01 per share of the Company (the “Common Shares”) including 11,944,985 common shares, par value US$0.01  issuable upon conversion of the Preferred Shares (as defined herein)(the “Conversion Shares”), (ii) 183,769 issued Series B Convertible Preferred Shares, par value US$0.01 per share of the Company (the “Preferred Shares”, and together with the Common Shares, the “Shares”), the terms of which are as set forth in a Certificate of Designation dated 24 September 2004 (the “Certificate of Designation”) adopted by authority of the board of directors of the Company (the “Board”), (iii) 484,465 Class A warrants and 4,937,110 Class B warrants to purchase common shares of the Company (the “Warrants”) issued by the Company pursuant to a warrant agreement between the Company and Mellon Investor Services LLC as warrant agent dated 24 September 2004 (the “Warrant Agreement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and (iv) US$76,637,500 million in principal amount of 10.359% Senior Secured Notes due 2011, Series A (the “Notes”) issued by Foster Wheeler LLC (“FWLLC”), and guaranteed by the Company, FW Holdings and Continental, pursuant to an indenture entered into among FWLLC, the Company, FW Holdings, Continental, the other subsidiary guarantors named therein and Wells Fargo Bank, National Association as trustee dated 24 September 2004 (the “Indenture”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purposes of giving this opinion, we have examined copies of the Registration Statement, the Warrant Agreement and the Indenture.  We have also reviewed the memorandum of association and the bye-laws of each of the Company, FW Holdings and Continental, a copy of resolutions adopted by the board of directors of FW Holdings on 21 September 2004, a copy of resolutions adopted by the board of directors of Continental on 21 September 2004, copies of resolutions adopted by the Board on 28 June 2004, 21 September 2004 and 24 September 2004, a copy of resolutions adopted by the shareholders of the Company on 29 November, 2004 (all such board and shareholder resolutions collectively, the “Resolutions”) and a copy of the Certificate of Designation, all certified by a Secretary or Assistant Secretary of the Company, FW Holdings and Continental, respectively, on 21 December 2004, a copy of a letter to the Company from the Bermuda Monetary Authority dated 18 September 2003 (the “BMA Permission”) granting permission for the issue and transferability of securities of the Company, subject to the conditions set out therein and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.  The Registration Statement, the Certificate of Designation, the Warrant Agreement and the Indenture are referred to herein collectively as the “Documents”.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to (X) the Indenture, other than the Company, FW Holdings and Continental, and (Y) the Warrant Agreement, other than the Company; to enter into and perform its respective obligations under the Indenture and under the Warrant Agreement, (d) the due execution of (X) the Indenture by each of the parties thereto, other than the Company, FW Holdings and Continental, and (Y) the Warrant Agreement by each of the parties thereto, other than the Company; (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (g) that the Resolutions certified to be in full force and effect on the date hereof will remain in full force and effect and have not been rescinded or amended, (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of each of the Indenture and of the Warrant Agreement in accordance with their respective terms, (i) that none of the parties to the Indenture or to the Warrant Agreement has carried on or will carry on activities, other than the performance of its obligations under the Indenture or under the Warrant Agreement, which would constitute the carrying on of investment business in or from Bermuda and that none of the parties to the Indenture, other than the Company, FW Holdings and Continental, and none of the parties to the Warrant Agreement, other than the Company, will perform its obligations under the Indenture or under the Warrant Agreement in or from Bermuda, (j) that on the date of and after entering into the Warrant Agreement and issuing the Shares and the Warrants the Company was, and will be, able to pay its liabilities as they become due,

(k) the Board and the boards of directors of FW Holdings and of Continental acted in the best interests of the Company, FW Holdings and Continental, respectively, in authorising the entry into and execution on behalf of the Company, FW Holdings and Continental, respectively, of the Indenture and the Board acted in the best interests of the Company in authorizing (X) the entry into and execution on behalf of the Company of the Warrant Agreement, and (Y) the issue of the Shares and the Warrants, (l) that at the time any of the Shares or Warrants were issued, or are transferred, a class of shares of the Company was, and will be (X) listed on an “appointed stock exchange” as defined in the Companies Act 1981 of Bermuda, or (Y) quoted in the “Pink Sheets” (an electronic inter-dealer quotation medium for the buying and selling of securities by market makers and brokers), or (Z) quoted on the OTC Bulletin Board, being the requirements of the BMA Permission, (m) that the Board has exercised the power to enter into the Indenture and the Warrant Agreement and to issue the Shares and the Warrants for a proper purpose.

The obligations of the Company, FW Holdings and Continental, respectively, under the Documents to which they are party (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidations, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that:

1.             As of 21 December 2004, each of the Company, FW Holdings and Continental was duly incorporated and existing under the laws of Bermuda in good standing, meaning solely that such company had not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

2.             Based solely upon a review of the register of members of the Company as of 9 December 2004 prepared by Mellon Investor Services LLC, the branch registrar of the Company, and if issued for an amount equal to at least the par value thereof, the Shares (other than the Conversion Shares) are, and when and if issued on the terms set forth in the Certificate of Designation the Conversion Shares will be, validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.             Each of the Company, FW Holdings and Continental, respectively, has taken all corporate action required to authorise its execution, delivery and performance of the Indenture.

4.             The Company has taken all corporate action required to authorize its execution, delivery and performance of the Warrant Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus forming a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.  King & Spalding LLP may rely on paragraphs 3 and 4 of this opinion for purposes of their opinion filed as Exhibit 5.1 to the Registration Statement.

Yours faithfully

CONYERS DILL & PEARMAN

/s/  CONYERS DILL & PEARMAN

Schedule A

Continental Finance Company Ltd.

Energy Holdings, Inc.

Equipment Consultants, Inc.

Financial Services S.a.r.l.

Foster Wheeler Holdings Ltd.

Foster Wheeler Asia Limited

Foster Wheeler Capital & Finance Corporation

Foster Wheeler Constructors, Inc.

Foster Wheeler Development Corporation

FW Energie B.V.

Foster Wheeler Energy Corporation

Foster Wheeler Energy Manufacturing, Inc.

Foster Wheeler Energy Services, Inc.

Foster Wheeler Enviresponse, Inc.

Foster Wheeler Environmental Corporation

Foster Wheeler Europe Limited

Foster Wheeler Facilities Management, Inc.

Foster Wheeler Inc.

Foster Wheeler Intercontinental Corporation

Foster Wheeler International Corporation

Foster Wheeler International Holdings, Inc.

Foster Wheeler Ltd.

Foster Wheeler Middle East Corporation

Foster Wheeler North America Corp.

Foster Wheeler Power Corporation

Foster Wheeler Power Systems, Inc.

Foster Wheeler Pyropower, Inc.

Foster Wheeler Real Estate Development Corp.

Foster Wheeler Realty Services, Inc.

Foster Wheeler USA Corporation

Foster Wheeler Virgin Islands, Inc.

Foster Wheeler Zack, Inc.

FW Hungary Licensing Limited Liability Company

FW Mortshal, Inc.

HFM International, Inc.

PGI Holdings, Inc.

Process Consultants, Inc.

Pyropower Operating Services Company, Inc.

Perryville III Trust